Exhibit 10.1

March 14, 2012

Gregory Hopkins

Executive Vice President – Global Sales

Stream Global Services, Inc.

20 William Street, Suite 310

Wellesley, MA 02481

Re:	Amendment to Employment Agreement

Dear Greg:

Stream Global Services, Inc. (the “Company”) and you hereby agree to amend the terms of that certain Employment Agreement between you and the Company dated as of June 27, 2011 (the “Employment Agreement”) as set forth herein. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

You and the Company agree that Section 3.2 of the Employment Agreement is deleted in its entirety and the following is inserted in lieu thereof:

“3.2 Bonus. Within 90 days following the end of each calendar year during the Employment Period, the Company shall pay the Executive a bonus in a target amount of 100% of Executive’s Base Salary, determined by achievement of certain objectives set by the Compensation Committee of the Board of Directors from time to time. The Executive must be an active and current employee of the Company on the date such bonus payments are made in order to be eligible to receive such payments.

With respect to the Executive’s employment for the partial year in 2011, any bonus/sales incentives earned due to the Company’s achievement of objectives shall be paid on a pro rata basis to the Executive for the period of employment at such time as annual incentive payments are made to other employees so long as the Executive remains employed by the Company at the time of payment.”

Except as modified by this letter agreement, all other term and conditions of the Employment Agreement remain in full force and effect. This letter agreement may be executed in counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same document.

STREAM GLOBAL SERVICES, INC.

By:	/s/ Kathryn Marinello
Kathryn Marinello
Chief Executive Officer

Acknowledged and Agreed:

/s/ Gregory Hopkins
Name: Gregory Hopkins
Date: March 14, 2012